PHH Alternative Mortgage Trust Series 2007-2 (Group I)

The following is a free writing prospectus.  The information in this free writing prospectus is preliminary and is subject to change.

FREE WRITING PROSPECTUS
PHH Mortgage Corporation

$[328,525,000] (Approximate)
PHH Alternative Mortgage Trust Series 2007-2 (Group I)

Deutsche Alt-A Securities, Inc. (Depositor) PHH Alternative Mortgage Trust, Series 2007-2 (Issuing Entity)

Underwriter

April 10, 2007

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and is subject to change.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.  THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.  The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure.  Any such assumptions are subject to change.

The analysis in this report is based on information provided by Deutsche Alt-A Securities, Inc. (the “Depositor”).  Investors are urged to read the base prospectus and the prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information. Such documents may be obtained without charge at the Securities and Exchange Commission's website at www.sec.gov. Once available, the base prospectus and prospectus supplement may be obtained without charge by contacting Deutsche Bank Securities Inc.’s (“DBSI”) toll free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement (collectively, the “Prospectus”). The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.  You should consult your own counsel, accountant, and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared by DBSI in reliance upon information furnished by the Depositor.  Numerous assumptions were used in preparing the Computational Materials that may or may not be reflected herein.  As such, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials.  Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfalls.  The specific characteristics of the securities may differ from those shown in the Computational Materials by a permitted variance of +/- 5% prior to issuance.  Neither DBSI nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.  Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.  You may withdraw your indication of interest at any time.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued.  Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus.  If that condition is not satisfied, we will notify you, and neither the depositor nor DBSI will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

An investor or potential investor in the certificates (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY DBSI AND NOT BY THE DEPOSITOR OF THE SECURITIES OR ANY OF ITS AFFILIATES.  DBSI IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR IN CONNECTION WITH THE PROPOSED TRANSACTION.

FREE WRITING PROSPECTUS DATED April 10, 2007

PHH Alternative Mortgage Trust
Series 2007-2
$[328,525,000] (Approximate)

All dollar amounts and percentages contained herein are subject to a permitted variance of +/- 5%

Structure Overview(1)
To 10% Optional Termination
Class	Approximate Size ($)	Type	WAL (yrs)(2)	Principal Payment Window (months) (2)	Pmt. Delay (days)	Interest Accrual Basis	Legal Final Maturity	Expected Ratings S / M
Offered Certificates:
I-A-1	129,503,000	Super Senior/ Floating	1.00	1 - 23	0	Actual/360	May 2037	AAA / Aaa
I-A-2	87,099,000	Super Senior/ Floating	3.00	23 - 54	0	Actual/360	May 2037	AAA / Aaa
I-A-3	61,074,000	Super Senior/ Floating	6.23	54 - 85	0	Actual/360	May 2037	AAA / Aaa
I-A-4	30,853,000	Senior Support/ Floating	2.78	1 - 85	0	Actual/360	May 2037	AAA / Aaa
I-M-1	9,089,000	Subordinate / Floating	4.78	37 - 85	0	Actual/360	May 2037	AA / Aa2
I-M-2	5,619,000	Subordinate / Floating	4.76	37 - 85	0	Actual/360	May 2037	A / A2
I-M-3	3,470,000	Subordinate / Floating	4.44	37 – 80	0	Actual/360	May 2037	BBB / Baa2
I-M-4	1,818,000	Subordinate / Floating	3.62	37 - 57	0	Actual/360	May 2037	BBB- / Ba1
Total Offered:	$328,525,000

Non-Offered Certificates:
I-CE	NA	Subordinate	Non-Offered
I-R	NA	Residual	Non-Offered
Total Non-Offered:	$0
(1) The structure is preliminary and subject to change.

(2)  The Pricing Speed for the Certificates is 100% PPC (For the adjustable rate loans 12% CPR growing to 30% CPR over 12 month and 30% CPR thereafter. For the fixed rate loans 12% CPR growing to 25% CPR over 12 months and 25% CPR thereafter) run to call.

Transaction Overview

Certificates:

■

The Class I-A-1, Class I-A-2, Class I-A-3, and Class I-A-4 Certificates are referred to herein as the “Senior Certificates.” The Class I-M-1, Class I-M-2, Class I-M-3, and Class I-M-4 Certificates are referred to herein as the “Subordinate Certificates.” Together, the Senior Certificates and the Subordinate Certificates are referred to herein as the “Certificates.” Additionally, the trust will issue the Class I-CE and Class I-R Certificates.

Offered Certificates:	■ The Senior and Subordinate Certificates.

Non-Offered Certificates:	■ Class I-CE and Class I-R Certificates.

Pricing Speed:

■

100% PPC for the Certificates is equal to 12% CPR growing to 30% CPR over 12 months and 30% CPR thereafter for the adjustable rate loans, and 12% CPR growing to 25% CPR over 12 months and 25% CPR thereafter for the fixed rate loans.

Depositor:	■ Deutsche Alt-A Securities, Inc.

Sponsor, Originator and Servicer:	■ PHH Mortgage Corporation

Sellers:	■ The Sponsor and Bishop’s Gate Residential Mortgage Trust

Transferor:	■ DB Structured Products, Inc.

Trustee:	■ HSBC Bank USA, National Association

Swap Counterparty:	■ [TBD]

Master Servicer, Securities Administrator and Custodian:	■ Wells Fargo Bank, National Association

Cut-off Date:	■ April 1, 2007

Closing Date:	■ On or about April 26, 2007

Legal Structure:	■ REMIC

Cleanup Call:	■ 10% Cleanup Call

Distribution Dates:	■ 25th day of each month, or next business day, commencing in May 2007.

Interest Accrual Period:

■

The interest accrual period with respect to the Certificates and a given Distribution Date will be the period beginning with the previous Distribution Date (or, in the case of the first Distribution Date, the Closing Date) and ending on the day prior to such Distribution Date (calculated on an actual/360 day basis).

Pass-Through Rate:	■ The “Pass-Through Rate” on each class of Certificates will be equal to the lesser of (i) the related Formula Rate and (ii) Net WAC Cap.

Formula Rate:	■ The “Formula Rate” for each class of Certificates will be equal to the lesser of (i) One Month LIBOR plus the margin for such class and (ii) 10.10% per annum.

Settlement:	■ The price to be paid for the Offered Certificates by investors will include accrued interest from the Closing Date up to, but not including the first payment date.

Registration:	■ The Offered Certificates will be made available in book-entry form through DTC.

Federal Tax Treatment:	■ It is anticipated that the Senior Certificates and the Subordinate Certificates will be treated as REMIC regular interests for federal income tax purposes.

Transaction Overview

ERISA:

■

The Offered Certificates are expected to be eligible for purchase by or with assets of employee benefit plans and other plans and arrangements that are subject to Title I of ERISA or Section 4975 of the Code, subject to certain conditions.  Prior to the termination of the Swap Agreement, the Offered Certificates may not be acquired or held by a person investing assets of any such plans or arrangements, unless such acquisition or holding is eligible for the exemptive relief available under an administrative or statutory exemption.  Prospective investors should review with legal advisors as to whether the purchase and holding of the Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, Section 4975 of the Code or other similar laws.

SMMEA:

■

The Senior Certificates and Class I-M-1 Certificates are expected to constitute “mortgage related securities” under SMMEA so long as they are rated in one of the two highest rating categories by at least one of the Rating Agencies.

Collateral:

■

All of the mortgage loans (the “Mortgage Loans”) are secured by first liens.

■

As of the Cut-off Date, the aggregate stated principal balance of the Mortgage Loans is expected to be approximately $330,508,103.  The Mortgage Loans will consist of conforming and non-conforming balance, fixed and adjustable rate mortgage loans.

■

As of the Cut-off Date, the aggregate stated principal balance of the adjustable rate Mortgage Loans is expected to be approximately $231,583,539.

■

As of the Cut-off Date, the aggregate stated principal balance of the fixed rate Mortgage Loans is expected to be approximately $98,924,564.

NOTE:  The information related to the Mortgage Loans described herein reflects preliminary information.  It is expected that on or prior to the Closing Date, certain loans may be prepaid or otherwise removed from the pool of mortgage loans and additional mortgage loans may be added to the pool of mortgage loans.  The characteristics of the pool of mortgage loans may vary from those reflected herein and the aggregate stated principal balance of the Mortgage Loans as of the Closing Date may be greater than or less than the aggregate stated principal balance of the Mortgage Loans presented herein by up to 5%.  Consequently, the initial aggregate class certificate balance of the Certificates may vary up to 5% from the amounts shown herein.

Credit Enhancement:

■

Credit Enhancement for the Certificates will be provided by Net Monthly Excess Cashflow, Overcollateralization, and Subordination.  Subordination (including Overcollateralization) is expected to be approximately [6.65]% for the Senior Certificates on the closing date.

■

Advances:

■

The Servicer will make cash advances with respect to delinquent payments of principal and interest on the Mortgage Loans to the extent the Servicer believes that the cash advances can be repaid from future payments on the Mortgage Loans.  These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Compensating Interest:	■ On each Distribution Date, the Servicer is required to cover certain interest shortfalls as a result of certain prepayments.

Transaction Overview (Cont.)

Administration Fee Rate:

■

The Administration Fee Rate with respect to each Mortgage Loan will be equal to the sum of (i) the servicing fee rate, (ii) the master servicing fee rate and (iii) the rate at which the premium payable in connection with any lender paid primary mortgage insurance policy is calculated, if applicable.

Administration Fee:

■

The Administration Fee with respect to each Mortgage Loan and any Distribution Date, will be equal to the product of one-twelfth of (x) the Administration Fee Rate for such Mortgage Loan and (y) the principal balance of that Mortgage Loan as of the last day of the immediately preceding due period (or as of the Initial Cut-Off Date with respect to the first Distribution Date), after giving effect to principal prepayments received during the related prepayment period.

Required Overcollateralization Amount:

■

Overcollateralization refers to the amount by which the aggregate principal balance of the Mortgage Loans exceeds the aggregate certificate principal balance of the Certificates.  This excess (the “Overcollateralization Amount”) is intended to protect the certificateholders against shortfalls in payments on the Certificates.  The Required Overcollateralization Amount for the Certificates, which will be fully established at issuance, is anticipated to be approximately [0.60]% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date. On or after the Stepdown Date and provided that a trigger event is not in effect, the Required Overcollateralization Amount may be permitted to decrease to approximately [1.20]% of the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period, subject to an overcollateralization floor amount of approximately [0.50]% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date. If, due to losses, the Overcollateralization Amount is reduced below the Required Overcollateralization Amount, Net Monthly Excess Cashflow, if any is available, will be paid to the Certificates then entitled to receive distributions in respect of principal in order to reduce the certificate principal balance of such Certificates to the extent necessary to reach the Required Overcollateralization Amount. In addition, Net Swap Payments paid by the Swap Counterparty may be used to restore or maintain the Required Overcollateralization Amount, to the extent required due to realized losses.

Overcollateralization Increase Amount:

■

An Overcollateralization Increase Amount for any Distribution Date is the lesser of (i) the sum of the Net Monthly Excess Cashflow and Net Swap Payments received from the Swap Counterparty, if any, for that Distribution Date and (ii) the excess of the Required Overcollateralization Amount over the Overcollateralization Amount, assuming that 100% of the principal remittance amount is applied as a principal payment on the Certificates on that Distribution Date.

Overcollateralization Reduction Amount:

■

An Overcollateralization Reduction Amount for any Distribution Date is the lesser of (i) the principal remittance amount for that Distribution Date and (ii) the amount by which the Overcollateralization Amount (assuming that 100% of the principal remittance amount is applied as a principal payment on the Certificates on that Distribution Date) exceeds the Required Overcollateralization Amount.

Stepdown Date:

■

Is the earlier of (i) the first Distribution Date after which the aggregate certificate principal balance of the Senior Certificates has been reduced to zero and (ii) the later to occur of (x) the Distribution Date occurring in May 2010 and (y) the first Distribution Date on which the Senior Credit Enhancement Percentage (calculated for this purpose only after taking into account distributions of principal on the Mortgage Loans, but prior to any distribution of principal to the holders of the Certificates) is equal to or greater than approximately [13.30]%.

Transaction Overview (Cont.)

Net Monthly Excess Cashflow:	For any Distribution Date is equal to the amount of available funds remaining after making the distributions in priorities 1 through 4 of “Payment Priority.”

Net WAC Cap:

The Net WAC Cap for any Distribution Date and the Certificates is a rate per annum equal to a fraction, expressed as a percentage, (x) the numerator of which is the product of (A) 12 and (B) the amount of interest that accrued on the Mortgage Loans in the prior calendar month minus the sum of (i) the aggregate Administration Fee for each Mortgage Loan for such Distribution Date and (ii) any Net Swap Payment and Swap Termination Payment (other than any Swap Termination Payment resulting from a Swap Counterparty default under the Swap Agreement) owed to the Swap Counterparty for such Distribution Date, and (y) the denominator of which is the aggregate principal balance of the Mortgage Loans as of the last day of the immediately preceding due period (or as of the Cut-Off Date with respect to the first Distribution Date), subject to adjustment based on the actual number of days elapsed.

Net WAC Cap Carryover Amount:

With respect to any Distribution Date and for a class of the Certificates, the Net WAC Cap Carryover Amount for such class is an amount equal to the sum of (i) the excess of (x) the amount of interest such class would have been entitled to receive on such Distribution Date at the Formula Rate for such class and Distribution Date over (y) the amount of interest accrued on such class at the related Pass-Through Rate plus (ii) the related Net WAC Cap Carryover Amount for any previous Distribution Date not previously distributed, together with interest thereon at the related Formula Rate.

Transaction Overview (Cont.)

Coupon Step-up:

On the Distribution Date following the first possible optional termination date, the margins on the Senior Certificates and the Subordinate Certificates will increase to the following, provided that the Pass-Through Rates on the Certificates will still be subject to the Net WAC Cap.

Class	After Optional Termination
Senior	2 x Margin
Subordinate	1.5 x Margin

Credit Enhancement Percentage:

The “Credit Enhancement Percentage” for any class of Certificates for a Distribution Date is the percentage obtained by dividing (x) the sum of (i) the aggregate Certificate Principal Balance of the class or classes subordinate thereto and (ii) the Overcollateralization Amount by (y) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period.

Expected Credit Enhancement Percentages:	Class	Ratings (S/M)	Initial Credit Enhancement On Closing Date	Stepdown Target Subordination Percentage
	Senior Certificates	AAA/Aaa	[ 6.65]%	[13.30]%
	Class I-M-1	AA/Aa2	[3.90]%	[7.80]%
	Class I-M-2	A/A2	[2.20]%	[4.40]%
	Class I-M-3	BBB/Baa2	[1.15]%	[2.30]%
	Class I-M-4	BBB-/Ba1	[0.60]%	[1.20]%

Senior Credit Enhancement Percentage:

The “Senior Credit Enhancement Percentage” for a Distribution Date is equal to (a) the sum of (i) the aggregate Certificate Principal Balance of the Subordinate Certificates and (ii) the Overcollateralization Amount, in each case before taking into account any payments of principal to the Certificates on that Distribution Date divided by (b) the aggregate Certificate Principal Balance of the Mortgage Loans as of the last day of the related Due Period.

Trigger Event:	If either the Delinquency Test or Cumulative Loss Test is violated.

Delinquency Test:

The determination on any Distribution Date that the percentage obtained by dividing (x) the principal amount of (1) Mortgage Loans delinquent 60 days or more, (2) Mortgage Loans in foreclosure, (3) REO Properties and (4) Mortgage Loans discharged due to bankruptcy by (y) the aggregate principal balance of the Mortgage Loans, in each case, as of the last day of the previous calendar month, exceeds [42.99]% of the Senior Credit Enhancement Percentage.

Cumulative Loss Test:

The determination on any Distribution Date that the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate principal balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring in	Percentage
May 2009 – April 2010	[0.25]%, plus 1/12th of [0.35] % for each month thereafter
May 2010 – April 2011	[0.60]%, plus 1/12th of [0.40] % for each month thereafter
May 2011 – April 2012	[1.00]%, plus 1/12th of [0.45] % for each month thereafter
May 2012 – April 2013	[1.45]%, plus 1/12th of [0.25] % for each month thereafter
May 2013 and thereafter	[ 1.70]%

Transaction Overview (Cont.)

Principal Distribution Amount:

The Principal Distribution Amount for any Distribution Date will generally be equal to the sum of (i) all monthly payments of principal due on each Mortgage Loan  (other than a Liquidated Mortgage Loan) on the related due date, (ii) the principal portion of the purchase price of each Mortgage Loan that was repurchased by the mortgage loan seller, the master servicer or another person pursuant to the pooling and servicing agreement as of such Distribution Date, (iii) any insurance proceeds or liquidation proceeds allocable to recoveries of principal of the Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date, (iv) with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan, (v) all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related prepayment period, and (vi) any subsequent recoveries relating to Mortgage Loans received during the calendar month preceding the month of such Distribution Date.

Senior Principal Distribution Amount:

Until the Stepdown Date, or if a Trigger Event is in effect, the Senior Certificates will receive the Principal Distribution Amount until the aggregate Certificate Principal Balance of the Senior Certificates has been reduced to zero.  On or after the Stepdown Date, if no Trigger Event is in effect, principal paid on the Senior Certificates will be such portion of the Principal Distribution Amount that will cause the Senior Certificates to maintain approximately a 13.30 % Credit Enhancement Percentage (2x the Initial Credit Enhancement Percentage).

Principal distributions to the Senior Certificates will be made from payments from the Principal Distribution Amount and will be allocated to the Class I-A-1, Class I-A-2 and Class I-A-3 Certificates (together) and the Class I-A-4 Certificates, pro rata based on (a) the aggregate Certificate Principal Balance of the Class I-A-1, Class I-A-2 and Class I-A-3 Certificates and (b) the Certificate Principal Balance of the Class I-A-4 Certificates.  Principal will be then allocated in accordance with clause (a) above to the Class I-A-1, Class I-A-2 and Class I-A-3 Certificates sequentially until the Certificate Principal Balance of each such class has been reduced to zero; and in accordance with clause (b) above to the Class I-A-4 Certificates until its Certificate Principal Balance has been reduced to zero; provided, however, that notwithstanding any provision to the contrary set forth herein, on any Distribution Date on which the sum of (1) the aggregate Certificate Principal Balance of the Subordinate Certificates and (2) the Overcollateralization Amount is less than or equal to zero, all distributions of principal to the Senior Certificates will be made sequentially, first pro rata to the Class I-A-1, Class I-A-2 and Class I-A-3 Certificates based on their respective Certificate Principal Balances until their class Certificate Principal Balances have been reduced to zero, then second to the Class I-A-4 Certificates until its Certificate Principal Balance has been reduced to zero.

Subordinate Principal Distribution Amount:

Until the Stepdown Date, or if a Trigger Event is in effect, the Subordinate Certificates will receive the Principal Distribution Amount after distributions have been made to the Senior Certificates and the aggregate Certificate Principal Balance of the Senior Certificates has been reduced to zero.  Principal will be allocated to the Subordinate Certificates in order of ascending numeric priority until the Certificate Balance of each Subordinate Certificate has been reduced to zero.

On or after the Stepdown Date, if no Trigger Event is in effect, the Subordinate Principal Distribution Amount for any class of  Subordinate Certificates, will equal the excess of: (1) the sum of: (a) the aggregate Certificate Principal Balance of the Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Amount for such Distribution Date), (b) the aggregate Certificate Principal Balance of any class(es) of Subordinate Certificates that are senior to the subject class (in each case, after taking into account the distribution of the applicable Subordinate Principal Distribution Amount(s) for such more senior class(es) of  Subordinate Certificates for such Distribution Date), and (c) the Certificate Principal Balance of such class of Subordinate Certificates immediately prior to the subject Distribution Date, over (2) the lesser of (a) the product of (x) 100% minus the applicable Stepdown Target Subordination Percentage for the subject class of Subordinate Certificates for that Distribution Date and (y) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Due Period and (b) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Due Period minus the overcollateralization floor; provided, however, that if such class of Subordinate Certificates is the only class of Subordinate Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its Certificate Principal Balance is reduced to zero.

Transaction Overview (Cont.)

Payment Priority:

On each Distribution Date, available funds from the Mortgage Loans will be distributed sequentially as follows:

1.

From interest funds, in the following order, (a) trustee fees, servicing fees, certain indemnities and other reimbursable amounts, and (b) to Swap Account 1 in the Supplemental Interest Trust to pay any Net Swap Payment or Swap Termination Payment (not caused by a Swap Counterparty default under the Swap Agreement) owed to the Swap Counterparty.

2.

From interest funds, to pay interest to the Senior Certificates, pro rata, including any accrued unpaid interest from a prior Distribution Date, and then to pay interest, excluding any accrued unpaid interest from a prior Distribution Date, to the Subordinate Certificates, on a sequential basis in order of numerical designation.

3.

From principal funds, to pay principal to the Senior Certificates in accordance with the principal payment provisions as described in “Senior Principal Distribution Amount.”

4.

From principal funds, to pay principal to the Subordinate Certificates in accordance with the principal payment provisions as described in “Subordinate Principal Distribution Amount.”

5.

From remaining Net Monthly Excess Cashflow, if any, to the Certificates in order to reduce the aggregate Certificate Principal Balance of the Certificates to the extent necessary to restore or maintain the Required Overcollateralization Amount.

6.

From remaining Net Monthly Excess Cashflow, if any, to pay unpaid interest on the Subordinate Certificates, on a sequential basis.

7.

From remaining Net Monthly Excess Cashflow, if any, to pay allocated Realized Losses on the Subordinate Certificates, on a sequential basis.

8.

From remaining Net Monthly Excess Cashflow, if any, to pay Net WAC Cap Carryover Amount on the Certificates in the same order of priority as described in 2 above.

9.

From remaining Net Monthly Excess Cashflow, if any, to pay any Swap Termination Payment (caused by a Swap Counterparty default under the Swap Agreement) owed to the Swap Counterparty.

10.

From remaining Net Monthly Excess Cashflow, to pay any remaining amount to the Class I-CE and Class I-R Certificates in accordance with the pooling and servicing agreement.

Following the distribution of Net Monthly Excess Cashflow any amounts on deposit in Swap Account 1 in the Supplemental Interest Trust will be paid, sequentially, as follows:

1.

To pay any Net Swap Payment and any Swap Termination Payment (not caused by a Swap Counterparty default under the Swap Agreement) owed to the Swap Counterparty.

2.

To pay any unpaid interest on the Senior Certificates, including any accrued unpaid interest from a prior Distribution Date, on a pro-rata basis and then to pay any unpaid interest including any accrued unpaid interest from prior Distribution Dates to the Subordinate Certificates, sequentially.

3.

To pay any principal to the Certificates, in accordance with the principal payment provisions described above in an amount necessary to maintain the Required Overcollateralization Amount.

4.

To pay any allocated Realized Losses remaining unpaid on the Subordinate Certificates, sequentially.

5.

To pay the Net WAC Cap Carryover Amount on the Certificates remaining unpaid in the same order of priority as described above.

6.

To pay any Swap Termination Payment (caused by a Swap Counterparty default under the Swap Agreement) owed to the Swap Counterparty.

7.

On each Distribution Date prior to the Distribution Date in November 2007, to deposit into a Swap Account (Swap Account 2) in the Supplemental Interest Trust.

8.

To pay any remaining amount to the Class I-CE Certificates.

Commencing on the Distribution Date occurring in May 2007, any cash on deposit in Swap Account 2 in the Supplemental Interest Trust  will be paid, sequentially, as follows:

1.

To pay any Net Swap Payment or the Swap Termination Payment (not caused by a Swap Counterparty Trigger Event (as defined in the Swap Agreement)) owed to the Swap Counterparty.

2.

To pay any unpaid interest on the Senior Certificates, including any accrued unpaid interest from a prior Distribution Date, on a pro-rata basis and then to pay any unpaid interest including any accrued unpaid interest from prior Distribution Dates to the Subordinate Certificates, sequentially.

3.

To pay any principal to the Certificates, in accordance with the principal payment provisions described above in an amount necessary to maintain the Required Overcollateralization Amount.

4.

To pay any allocated Realized Losses remaining unpaid on the Subordinate Certificates, sequentially.

5.

To pay the Net WAC Cap Carryover Amount on the Certificates remaining unpaid in the same order of priority as described above.

6.

To pay the Swap Termination Payment (caused by a Swap Counterparty Trigger Event under the Swap Agreement) owed to the Swap Counterparty.

7.

On or after the Stepdown Date and as long as the Trigger Event is not in effect, to pay any remaining amount to the Class CE Certificates.

Allocation of Losses:

If a Mortgage Loan becomes a liquidated loan, the net liquidation proceeds relating thereto may be less than the principal balance on such Mortgage Loan.  The amount of such insufficiency is a “Realized Loss.”  Realized Losses on the Mortgage Loans will, in effect, be absorbed first by the Net Monthly Excess Cashflow and second by the reduction of the Overcollateralization Amount.  Following the reduction of any Overcollateralization Amount to zero, all allocable Realized Losses will be applied in reverse sequential order, first to the Class I-M-4 Certificates, then to the Class I-M-3 Certificates, then to the Class I-M-2 Certificates, and then to the Class I-M-1 Certificates in each case, until the Certificate Principal Balance thereof has been reduced to zero. Realized Losses will not be allocated to the Senior Certificates.

Swap Agreement

On the Closing Date, the Trustee, on behalf of a trust separate from the Issuing Entity (the “Supplemental Interest Trust”), will enter into the “Swap Agreement” with a notional amount equal to, on each Distribution Date, the “Adjusted Swap Notional Amount” which is the lesser of (a) the Swap Scheduled Maximum Notional Amount (as shown herein) and (b) the outstanding aggregate principal balance of the Senior Certificates and Subordinate Certificates. Under the Swap Agreement, the Supplemental Interest Trust will be obligated to pay an amount equal to [5.09]% per annum, on the Adjusted Swap Notional Amount (subject to a +/- 5% variance) as set forth in the Swap Agreement to the Swap Counterparty (on a 30/360 basis) and the Supplemental Interest Trust will be entitled to receive an amount equal to one-month LIBOR on the Adjusted Swap Notional amount as set forth in the Swap Agreement from the Swap Counterparty (on an actual/360 basis), until the Swap Agreement is terminated. Only the net amount of the two obligations will be paid by the appropriate party (the “Net Swap Payment”) on each Distribution Date. Generally, the Net Swap Payment will be deposited into a swap account (“Swap Account 1”) pursuant to the Pooling Agreement and amounts on deposit in the Swap Account will be distributed in accordance with the terms set forth in the Pooling Agreement. Upon early termination of the Swap Agreement, the Supplemental Interest Trust or the Swap Counterparty may be liable to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Swap Agreement and will generally be paid on the related Distribution Date and on any subsequent Distribution Date until paid in full. If a swap termination is paid, and if it is not used to obtain a successor Swap Counterparty, the net swap payment that would normally be paid to the Supplemental Interest Trust will be distributed to a reserve account available for the same shortfalls as the Swap Agreement would cover through the waterfall set forth above under “Payment Priority”, until the expiration of the original swap term or a successor Swap Counterparty is engaged. In the event that the Supplemental Interest Trust is required to make a Swap Termination Payment, only if such Swap Termination Payment was not the result of an event of default or certain termination events with respect to the Swap Counterparty, payments generally will be paid prior to distributions to Certificateholders. The Swap Agreement will terminate after the Distribution Date in April 2014.

Swap Schedule

	Distribution Date	Notional Schedule ($)		Distribution Date	Notional Schedule ($)
1	05/25/2007	328,525,000.00	44	12/25/2010	104,283,844.21
2	06/25/2007	324,031,348.39	45	01/25/2011	101,339,962.45
3	07/25/2007	319,126,525.76	46	02/25/2011	98,477,695.28
4	08/25/2007	313,822,300.27	47	03/25/2011	95,695,215.74
5	09/25/2007	308,132,128.01	48	04/25/2011	92,990,289.66
6	10/25/2007	302,071,169.30	49	05/25/2011	90,360,745.79
7	11/25/2007	295,656,237.77	50	06/25/2011	87,804,473.95
8	12/25/2007	288,905,737.16	51	07/25/2011	85,319,423.35
9	01/25/2008	281,839,585.75	52	08/25/2011	82,903,600.89
10	02/25/2008	274,479,128.80	53	09/25/2011	80,555,069.51
11	03/25/2008	266,952,126.78	54	10/25/2011	78,271,946.65
12	04/25/2008	259,452,795.57	55	11/25/2011	76,052,402.68
13	05/25/2008	252,163,452.49	56	12/25/2011	73,894,659.41
14	06/25/2008	245,078,188.74	57	01/25/2012	71,796,988.64
15	07/25/2008	238,191,262.64	58	02/25/2012	69,757,710.72
16	08/25/2008	231,497,094.89	59	03/25/2012	67,775,193.23
17	09/25/2008	224,990,263.92	60	04/25/2012	65,848,057.73
18	10/25/2008	218,665,501.43	61	05/25/2012	63,974,542.09
19	11/25/2008	212,517,688.05	62	06/25/2012	62,153,148.14
20	12/25/2008	206,541,849.07	63	07/25/2012	60,382,419.78
21	01/25/2009	200,733,150.37	64	08/25/2012	58,660,941.81
22	02/25/2009	195,086,894.41	65	09/25/2012	56,987,338.74
23	03/25/2009	189,598,516.36	66	10/25/2012	55,360,273.70
24	04/25/2009	184,263,580.32	67	11/25/2012	53,778,447.33
25	05/25/2009	179,077,775.65	68	12/25/2012	52,240,596.75
26	06/25/2009	174,036,708.32	69	01/25/2013	50,745,494.49
27	07/25/2009	169,136,523.59	70	02/25/2013	49,291,947.51
28	08/25/2009	164,373,265.33	71	03/25/2013	47,878,796.25
29	09/25/2009	159,743,089.03	72	04/25/2013	46,504,913.66
30	10/25/2009	155,242,258.72	73	05/25/2013	45,169,204.29
31	11/25/2009	150,867,143.81	74	06/25/2013	43,870,603.39
32	12/25/2009	146,614,216.17	75	07/25/2013	42,608,076.07
33	01/25/2010	142,480,047.19	76	08/25/2013	41,380,616.44
34	02/25/2010	138,461,304.94	77	09/25/2013	40,187,246.79
35	03/25/2010	134,554,751.48	78	10/25/2013	39,027,016.82
36	04/25/2010	130,757,257.26	79	11/25/2013	37,899,002.82
37	05/25/2010	127,065,746.25	80	12/25/2013	36,802,306.97
38	06/25/2010	123,807,754.86	81	01/25/2014	35,736,056.61
39	07/25/2010	120,319,378.94	82	02/25/2014	34,699,403.48
40	08/25/2010	116,928,320.03	83	03/25/2014	33,691,135.59
41	09/25/2010	113,631,850.64	84	04/25/2014	32,710,859.27
42	10/25/2010	110,427,320.10	85	05/25/2014	0
43	11/25/2010	107,312,152.44

Breakeven Losses

The tables below describe the Constant Default Rate (“CDR”) and the related cumulative loss on the mortgage loans that cause the referenced class to incur an initial writedown.  Calculations are run to maturity at forward LIBOR.  Other assumptions incorporated include the following:  (1) 100% of the Prepayment Assumption, (2) defaults are in addition to prepayments, (3) 12-month lag from default to loss, (4) triggers fail (i.e., no stepdown), (5) Servicer advances 100% of principal and interest for defaulted loans until loss is realized.

	35% Severity		40% Severity
	CDR Break	Cumulative Loss	CDR Break	Cumulative Loss
Class I-M-1	6.46%	6.22%	5.59%	6.27%
Class I-M-2	4.47%	4.50%	3.89%	4.54%
Class I-M-3	3.37%	3.48%	2.94%	3.51%
Class I-M-4	2.93%	3.06%	2.56%	3.08%

Effective Available Funds Cap Rate Schedule (3) (4)

Period	Effective AFC Rate(%) (1)	Effective AFC Rate (%) (2)	Period	Effective AFC Rate(1) (%)	Effective AFC Rate(2) (%)
1	7.044%	21.636%	44	6.860%	21.338%
2	6.767%	21.358%	45	6.811%	21.297%
3	6.816%	21.405%	46	6.811%	21.291%
4	6.767%	21.354%	47	6.981%	21.505%
5	6.766%	21.353%	48	6.812%	21.320%
6	6.816%	21.400%	49	6.866%	21.371%
7	6.766%	21.349%	50	6.813%	21.308%
8	6.816%	21.396%	51	6.867%	21.356%
9	6.767%	21.344%	52	6.814%	21.293%
10	6.767%	21.341%	53	6.814%	21.285%
11	6.870%	21.441%	54	6.868%	21.333%
12	6.768%	21.336%	55	6.815%	21.268%
13	6.818%	21.383%	56	6.869%	21.316%
14	6.769%	21.331%	57	6.816%	21.250%
15	6.819%	21.378%	58	6.816%	21.241%
16	6.770%	21.325%	59	6.946%	21.598%
17	6.771%	21.322%	60	7.075%	22.982%
18	6.821%	21.369%	61	7.138%	23.084%
19	6.772%	21.316%	62	7.075%	22.955%
20	6.823%	21.363%	63	7.138%	23.057%
21	6.773%	21.309%	64	7.075%	22.926%
22	6.774%	21.306%	65	7.075%	22.912%
23	6.936%	21.464%	66	7.138%	23.013%
24	6.775%	21.299%	67	7.075%	22.881%
25	6.827%	21.347%	68	7.138%	22.982%
26	6.777%	21.293%	69	7.074%	22.850%
27	6.828%	21.339%	70	7.074%	22.833%
28	6.778%	21.284%	71	7.281%	23.191%
29	6.779%	21.280%	72	7.074%	22.800%
30	6.830%	21.326%	73	7.139%	22.899%
31	6.780%	21.271%	74	7.074%	22.764%
32	6.832%	21.317%	75	7.139%	22.862%
33	6.781%	21.261%	76	7.073%	22.727%
34	6.782%	21.255%	77	7.073%	22.707%
35	6.969%	21.463%	78	7.139%	22.805%
36	6.802%	21.287%	79	7.073%	22.667%
37	6.855%	21.337%	80	7.138%	22.764%
38	6.804%	21.318%	81	7.072%	22.625%
39	6.857%	21.365%	82	7.078%	22.644%
40	6.805%	21.307%	83	7.430%	23.913%
41	6.806%	21.302%	84	7.205%	23.472%
42	6.859%	21.349%	85	7.057%	9.434%
43	6.807%	21.290%

(1)  Assumes that 1-month LIBOR is 5.32% and 1-year LIBOR is 5.2434%.

(2)  Assumes that 1-year LIBOR and 1-month LIBOR are both equal to 20.00%.

(3)  Assumes payments are received from the Swap Counterparty or paid to the Swap Counterparty as applicable.

(4)  Assumes the Pricing Prepayment Speed to call.

FOR ADDITIONAL INFORMATION PLEASE CALL:

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